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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form F-4 of our report dated April 20, 1998, except as to the seventh paragraph of Note 2, which is as of September 30, 1998, relating to the consolidated financial statements of Transtel S.A. and our report dated December 15, 1998 relating to the financial statements of Transtel Pass Through Trust, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Transtel S.A.--Selected Financial and Other Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Transtel S.A.--Selected Financial and Other Data".





/s/ PRICE WATERHOUSE

Cali, Colombia
March 5, 1999